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                                                                   EXHIBIT 10.34


                        CONSULTING AGREEMENT FOR MEMBERS
              OF THE ARIAD BOARD OF SCIENTIFIC AND MEDICAL ADVISORS


This Agreement is made between ARIAD Pharmaceuticals, Inc. (the "Company") and Joan S. Brugge, Ph.D. (the "Consultant") and shall be effective as of July 1, 1997 (the "Effective Date").

        The Consultant has been involved in scientific research in fields of particular interest to the Company. The Company wishes to retain the Consultant in a consulting capacity and as a Co-chair of the Board of Scientific and Medical Advisors of the Company, and the Consultant desires to perform such consulting services. The duties of the Consultant will be within the guidelines of the Harvard University Faculty of Medicine Policy on Conflicts of Interest and Commitment, as well as other regulations and policies of Harvard University. Accordingly, the parties agree as follows:

        1.      SERVICES.

                1.1 The Consultant will advise the Company's management, employees and agents, at reasonable times, in the Company's field of interest. The Company's field of interest is: the discovery, development and commercialization of pharmaceutical products based on (a) intervention in signal transduction pathways; (b) gene and cell therapy; and (c) functional genomics (the Company's "Field of Interest"). The Company's Field of Interest may be changed at the sole discretion of the Company from time to time.



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                1.2     Consultation may be sought by the Company over the
telephone, in person at the Consultant's office, or through written correspondence, and will involve reviewing activities and developments in the Company's Field of Interest. In addition, the Consultant will make herself available in person at the Company's offices or other reasonable locations. The Consultant's time commitment shall be sufficient for the Consultant to meet objectives established by the Company and agreed upon by the parties. The Consultant also will co-chair the Board of Scientific and Medical Advisors of the Company, will be a member of the Board of Directors of the Company (subject to nomination by the Board of Directors and election by the shareholders of the Company), and agrees to use her best efforts to attend all such meetings. Time spent at such meetings will accrue against the Consultant's time commitment hereunder.

                1.3 The position of Co-chair of the Board of Scientific and Medical Advisors of the Company is not an executive officer position of the Company and does not include direct responsibilities for the operation of a material segment of the Company's business.

                1.4 The Consultant acknowledges that in her capacity as a member of the Board of Directors of the Company, she will have fiduciary responsibilities to the Company and its shareholders which extend beyond, and are independent of, her obligations as set forth in this Agreement.

        2. CASH COMPENSATION. As consideration for the consulting services provided by the Consultant, the Company shall pay to the Consultant the amount of $95,000 per year. The annual fee shall be paid in installments of $7,917 per month. Reasonable expenses of the Consultant



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incurred at the request of the Company will be reimbursed promptly by the
Company, subject to customary verification.

        3. STOCK OPTIONS. All options for shares of Common Stock of the Company and its subsidiary, ARIAD Gene Therapeutics, Inc., previously granted to the Consultant, shall continue to vest and be exerciseable through their original terms, subject to the terms and conditions of the stock option plans for employees and consultants of the Company and its subsidiary.

        4. TERM. The term of this Agreement will begin on the Effective Date of this Agreement and will end at the end of the calendar quarter in which the fifth anniversary of this Agreement occurs or upon earlier termination as provided below (the "Term"). This Agreement may be terminated at any earlier time prior to the fifth anniversary hereof by either party with at least 30 days written notice. The Term will be automatically renewed for successive one-year periods, unless either party provides written notice at least 30 days prior to the end of the Term that such party does not wish to renew this Agreement.

        5.      CERTAIN OTHER CONTRACTS.

                5.1 As of the Effective Date, the Consultant will be employed by an academic or research institution (the "Institution"). The Company recognizes that the Consultant's primary responsibility will be to the Institution. In connection with such employment, the Consultant may enter into certain agreements with the Institution relating to ownership of intellectual property rights, conflicts of interest and other matters, and will be



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subject to certain policy statements of the Institution (collectively, the
"Institutional Agreement"). If any provision of this Agreement is in conflict with the Institutional Agreement, then the Institutional Agreement will govern to the extent of such conflict, and the conflicting provisions of this Agreement will not apply.

                5.2 The Consultant will not disclose to the Company any information that the Consultant is obligated to keep secret pursuant to a confidentiality agreement with a third party, and nothing in this Agreement will impose any obligation on the Consultant to the contrary. If any provision of this Agreement is in conflict with any such confidentiality agreement, then such confidentiality agreement will govern to the extent of such conflict, and the conflicting provisions of this Agreement will not apply.

                5.3 The consulting work performed hereunder will not be conducted on time that is required to be devoted to the Institution or any other third party. The Consultant shall not use the funding, resources and facilities of the Institution or any third party to perform consulting work hereunder and shall not perform the consulting work hereunder in any manner that would give the Institution or any third party rights to the product of such work.

                5.4 The Consultant has disclosed and, during the Term, will disclose to the Chief Executive Officer of the Company any potential conflicts between this Agreement and other contracts binding the Consultant.

        6. EXCLUSIVE SERVICES DURING THE TERM. Subject to written waivers that may be provided by the Company upon request, the Consultant agrees that (i) during the Term of this Agreement and (ii) if the Consultant terminates this Agreement pursuant to the provisions contained in Section 4,




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for three (3) months after such termination, she will not (a) provide any services as an employee, director, advisor, or consultant to any other business or commercial entity in the biotechnology and/or pharmaceutical fields or (b) participate in the formation of any business or commercial entity in the biotechnology and/or pharmaceutical fields. The foregoing restriction shall not prohibit the Institution or the Consultant's laboratory from performing research for a biotechnology and/or pharmaceutical company pursuant to a sponsored research agreement, so long as Consultant does not perform services for the sponsor other than as required by the sponsored research agreement.

        7. DIRECTION OF PROJECTS AND INVENTIONS TO THE COMPANY. Subject to the Consultant's obligations under the Institutional Agreement and confidentiality agreements with third parties, during the Term of this Agreement, the Consultant will use reasonable efforts to disclose to the Chief Executive Officer of the Company, on a confidential basis, technology and product opportunities which come to the attention of the Consultant in the Company's Field of Interest, and any invention, improvement, discovery, process, formula or method or other intellectual property relating to or useful in, the Company's Field of Interest, whether or not patentable, whether or not copyrightable.

        8. INVENTIONS DISCOVERED BY THE CONSULTANT WHILE PERFORMING SERVICES HEREUNDER. The Consultant will promptly disclose to the Chief Executive Officer of the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable, whether or not copyrightable (collectively,




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"Invention") made, conceived or first reduced to practice by the Consultant, either alone or jointly with others, while performing services hereunder. The Consultant hereby assigns to the Company all of her right, title and interest in and to any such Inventions. The Consultant will execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents or copyrights in any and all countries on such Inventions. The Consultant hereby irrevocably designates the Chief Patent Counsel of the Company as her agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights, and to enforce the Company's rights under this paragraph. This Section 8 will survive the termination of this Agreement.

        9.      CONFIDENTIALITY.

                9.1 The Consultant acknowledges that, during the course of performing her services hereunder, the Company will be disclosing information to the Consultant related to the Company's Field of Interest, Inventions, projects and business plans, as well as other information ("Confidential Information"). The Consultant acknowledges that the Company's business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.

                9.2 The Consultant agrees that the Confidential Information only will be used by the Consultant in connection with consulting activities hereunder, and will not be used in any way that is detrimental to the Company.



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                9.3     The Consultant agrees not to disclose, directly or
indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company. The Consultant will treat all such information as confidential and proprietary property of the Company.

                9.4 The term "Confidential Information" does not include information that (a) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (b) was within the relevant party's possession prior to being furnished to such party, (c) becomes available to the relevant party on a nonconfidential basis or (d) was independently developed by the relevant party without reference to the information provided by the Company.

                9.5 The Consultant may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, the Consultant will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

                9.6 Upon termination of this Agreement, the Consultant will promptly return to the Company all materials containing Confidential Information, as well as data, records, reports and other property, furnished by the Company to the Consultant or produced by the Consultant in connection with services rendered hereunder. Notwithstanding such return, the Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Section 9 for a period of three years after the termination of this Agreement.

        10.     FREEDOM TO PUBLISH.



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                10.1    The Company acknowledges the Consultant's obligation to
disseminate new knowledge and research findings. Notwithstanding the confidentiality provisions, or any other provision, of this Agreement, the Consultant may publish the results of the Consultant's work performed in the Company's Field of Interest pursuant to this Agreement.

                10.2 The Consultant acknowledges that publication or oral disclosure of any Invention or other work prior to filing for patent or copyright protection could result in the complete loss of any commercial value of the Consultant's research to the Institution, the Company, and/or the Consultant, as the case may be. The Consultant agrees to provide the Company with prompt notice of the intention to publish, or disclose, any work directly involving the Company or services provided under this Agreement. A draft of the relevant paper, chapter, report, presentation or other document (except scientific abstracts), which will be held in confidence by the Company, will be provided to the Company at least 60 days prior to publication or disclosure, but no later than the date of initial submission, in order to allow the Company to have relevant patent or copyright applications prepared, if appropriate. All relevant scientific abstracts (e.g., research summaries of less than 250 words) will be provided to the Company at least seven days prior to submission for publication or presentation.

        11. USE OF NAME. It is understood that the name of the Consultant and the Institution will appear in disclosure documents required by securities laws, and in other regulatory and administrative filings in the ordinary course of the Company's business. It is also understood that the name of the Consultant and the Institution will appear in connection with




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the Company's Board of Scientific and Medical Advisors. The above-described uses will be deemed to be non-commercial uses. The name of the Consultant and the Institution will not be used for any commercial purpose without the Consultant's consent.

        12. NO CONFLICT; VALID AND BINDING. The Consultant represents that neither the execution of this Agreement nor the performance of the Consultant's obligations under this Agreement (as modified to the extent required by Section
5) will result in a violation or breach of any other agreement by which the Consultant is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

        13. NOTICES. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given when delivered personally, sent by private express mail service (such as Federal Express), or sent by regular mail (and a return receipt is received) to the following address: In the case of the Company:

                  ARIAD Pharmaceuticals, Inc.
                  26 Landsdowne Street
                  Cambridge, Massachusetts  02139

                  Attn.: Harvey J. Berger, M.D.
                         Chairman and Chief Executive Officer

                  In the case of the Consultant:

                  Joan S. Brugge, Ph.D.
                  50 Sarah Way
                  Concord, Massachusetts  01742



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or to such other address as may have been designated by the Company or the
Consultant by notice to the other given as provided herein.

        14. INDEPENDENT CONTRACTOR; WITHHOLDING. The Consultant will at all times be an independent contractor, and as such will not have authority to bind the Company. The Consultant recognizes that no amount will be withheld from her compensation for payment of any Federal, state or local taxes and that the Consultant has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations.

        15. ASSIGNMENT. Due to the personal nature of the services to be rendered by the Consultant, the Consultant may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement (as a group with other similar agreements with members of the Board of Scientific and Medical Advisors) to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of the Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

        16. SEVERABILITY. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.



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        17.     REMEDIES. The Consultant acknowledges that the Company would have no adequate remedy at law to enforce Sections 6, 8 and 9 hereof. In the event of a violation by the Consultant of such Sections, the Company shall have the right to seek injunctive relief, as well as any other relevant damages.

        18. GOVERNING LAW; ENTIRE AGREEMENT; AMENDMENT. This agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed within such State, represents the entire understanding of the parties with regard to the matters covered by this Agreement, supersedes all prior agreements between the parties, EXCEPT Sections 8 (Confidentiality), 9 (Inventions Discovered by the Employee While Performing Services Hereunder), 10 (Non-Competition and Non-Solicitation), and 11 (Indemnification) of the Employment Agreement between the Consultant and the Company dated as of January 3, 1992 and amended as of March 2, 1994, and may only be amended in writing.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written below.




ARIAD PHARMACEUTICALS, INC.

/s/ Harvey J. Berger
-----------------------------------------
Harvey J. Berger, M.D.
Chairman and Chief Executive Officer



CONSULTANT


/s/ Joan S. Brugge, Ph.D.
-----------------------------------------
Joan S. Brugge, Ph.D.


July 1, 1997
Date






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